Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Golden Books Family Entertainment, Inc. (formerly Western Publishing Group, Inc. and Subsidiaries) on Form S-3 of our report dated April 2, 1996 appearing in the Annual Report on Form 10-K of Golden Books Family Entertainment, Inc. and Subsidiaries for the period ended December 27, 1997, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


                                         /s/ Deloitte & Touche LLP


Milwaukee, Wisconsin
July 16, 1998